Financial Contact:	Amy Giuffre (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS FIRST QUARTER RESULTS
Company Reduces Full Year Shipments and Revises Guidance

        Milwaukee, Wis., April 17, 2008 -- Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the first quarter ended March 30, 2008.

        Revenue for the quarter was $1.31 billion compared to $1.18 billion in the year-ago quarter, a 10.8 percent increase. Net income for the quarter was $187.6 million compared to $192.3 million, a decrease of 2.5 percent compared to the first quarter of 2007. First quarter diluted earnings per share (EPS) were $0.79, a 6.8 percent increase compared to last year’s $0.74.

        “With growing weakness in the economy, U.S. retail sales of Harley-Davidson® motorcycles were down 12.8 percent in the first quarter. Although these retail results are disappointing, Harley-Davidson’s U.S. dealers outperformed the heavyweight motorcycle industry, which was down 14.0 percent,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc.

        “We’ve said on a number of occasions that we would closely monitor the retail environment and regularly assess our wholesale shipment plans, and we remain committed to shipping fewer Harley-Davidson motorcycles to our worldwide dealer network than we expect they will sell this year. In view of U.S. retail trends and uncertainty about the future of the economy, we now plan to ship 23,000 to 27,000 fewer Harley-Davidson motorcycles in 2008 than we shipped in 2007, resulting in total planned 2008 shipments between 303,500 and 307,500 units,” Ziemer said.

        “We will achieve the shipment reduction through temporary plant shutdowns and adjustments to daily production rates. This will result in a decrease of about 370 unionized employees over the next several months. Our management group and union leaders will work together to implement this reduction.”

        “The Company will also be reducing the non-production workforce by about 360 jobs. We believe these actions will better position the Company for a business environment that we expect to continue to be challenging,” Ziemer said.

        “Harley-Davidson is fortunate to be dealing with the current economic environment from a position of financial strength. We are a great company with an exceptionally powerful brand. We are optimistic about our long term business prospects and we will continue to invest in marketing, product development and our international business to drive future growth.”

        “For 2008, the Company now expects earnings per share to decrease between 15 and 20 percent compared to 2007 resulting in expected earnings per share of $3.00 to $3.18,” said Ziemer. This supersedes all previous guidance on earnings per share and other measures.

        The Company expects to ship between 76,000 and 80,000 Harley-Davidson motorcycles in the second quarter of 2008.

Motorcycles and Related Products Segment – First Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.02 billion, an increase of $125.7 million or 14.1 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 71,868 units, an increase of 4,107 units or 6.1 percent compared to last year’s first quarter. Shipments in the first quarter of 2007 were affected by a strike at Harley-Davidson’s production plants in York, Pa., that resulted in approximately four weeks of lost production at the facilities.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $181.9 million, a decrease of $6.3 million or 3.3 percent versus the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $84.0 million, an increase of $7.9 million or 10.4 percent over the year-ago quarter.

        Gross margin for the first quarter of 2008 was 36.4 percent of revenue compared to 35.9 percent for the first quarter last year. Operating margin remained unchanged at 20.0 percent in the first quarter of 2008 compared to the prior year.

Motorcycle Retail Sales Data

        During the first quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 5.6 percent compared to the prior year quarter.  In the U.S., retail sales of Harley-Davidson motorcycles decreased 12.8 percent for the quarter while the heavyweight motorcycle industry in the U.S. decreased 14.0 percent.

        Retail sales of Harley-Davidson motorcycles increased 16.8 percent in international markets during the first quarter of 2008 compared to the first quarter of 2007.  First quarter retail sales increased 31.1 percent in Canada; the Europe Region was up 7.8 percent; the Asia Pacific Region was up 19.5 percent; and the Latin America Region was up 53.3 percent.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported first quarter operating income of $34.9 million, a decrease of $24.0 million or 40.8 percent compared to the year-ago quarter. The decrease is primarily due to a reduction in income from securitization.

Income Tax Rate

        The Company’s first quarter effective income tax rate was 36.0 percent compared to 35.5 percent in the same quarter last year.  This increase was due to the expiration of the federal research and development tax credit as of December 31, 2007.  Assuming the retroactive reinstatement of this tax credit, the Company expects its full year effective tax rate in 2008 will be 35.5 percent.

Cash Flow

        Cash and marketable securities totaled $333.2 million as of March 30, 2008. Cash flow from operations was $146.8 million and capital expenditures were $43.2 million during the first quarter of 2008. For the full year of 2008, capital expenditures are now expected to be between $235 million and $250 million.

Stock Repurchase

        The Company repurchased 2.6 million shares of its common stock at a cost of $100.1 million during the first quarter of 2008. On March 30, 2008, the Company had 236.5 million shares of common stock outstanding.

        As of March 30, 2008, there were 20.5 million shares remaining on two board-approved share repurchase authorizations. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell) and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight motorcycles and offers a line of motorcycle parts, accessories, general merchandise and related services.  HDMC manufactures five families of motorcycles: Touring, Dyna®,Softail ®, Sportster ®and VRSC™.  Buell produces premium sport performance motorcycles and offers a line of motorcycle parts, accessories, and apparel.  HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage access to reliable sources of capital and adjust to fluctuations in the cost of capital, (xi) adjust to regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xii) anticipate consumer confidence in the economy, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiv) retain and attract talented employees, (xv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and (xvi) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 30, 2008	April 1, 2007
Net revenue	$1,306,313	$1,178,875
Gross profit	476,137	423,046
Operating expenses	214,533	187,803

Operating income from motorcycles & related products	261,604	235,243
Financial services income	93,289	109,163
Financial services expense	58,382	50,226

Operating income from financial services	34,907	58,937
Corporate expenses	5,458	4,939

Income from operations	291,053	289,241
Investment income, net	2,042	8,915

Income before provision for income taxes	293,095	298,156
Provision for income taxes	105,514	105,846

Net income	$187,581	$192,310

Earnings per common share:
Basic	$0.79	$0.75
Diluted	$0.79	$0.74
Weighted-average common shares:
Basic	237,078	257,326
Diluted	237,250	258,158
Cash dividends per common share	$0.30	$0.21

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 30, 2008	December 31, 2007	(Unaudited) April 1, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$332,639	$402,854	$310,010
Marketable securities	524	2,475	618,502
Accounts receivable, net	330,147	181,217	147,732
Finance receivables held for sale	729,814	781,280	297,885
Finance receivables held for investment, net	1,565,022	1,575,283	1,550,001
Inventories	441,205	349,697	369,418
Other current assets	187,436	174,508	122,627

Total current assets	3,586,787	3,467,314	3,416,175
Finance receivables held for investment, net	937,495	845,044	767,529
Other long-term assets	1,340,117	1,344,248	1,262,794

	$5,864,399	$5,656,606	$5,446,498

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$925,014	$785,124	$854,464
Current portion of finance debt	1,111,036	1,119,955	463,530

Total current liabilities	2,036,050	1,905,079	1,317,994
Finance debt	980,000	980,000	890,000
Postretirement healthcare benefits	199,978	192,531	203,514
Other long-term liabilities	216,946	203,505	199,503
Total shareholders’ equity	2,431,425	2,375,491	2,835,487

	$5,864,399	$5,656,606	$5,446,498

Note: On January 1, 2008 the Company recorded a reduction to shareholders’ equity of $18.1 million ($11.2 million, net of tax) to adopt provisions of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” that require sponsors of defined benefit pension and postretirement plans to measure the funded status of those plans as of the date of the year-end statement of financial position.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 30, 2008	April 1, 2007
Net cash provided by operating activities	$146,778	$519,624
Cash flows from investing activities:
Capital expenditures	(43,239)	(40,775)
Finance receivables held for investment, net	(24,735)	(12,940)
Collection of retained securitization interests	10,796	14,493
Net change in marketable securities	2,019	40,622
Other, net	1,511	4,545

Net cash (used by) provided by investing activities	(53,648)	5,945
Cash flows from financing activities:
Net decrease in finance-credit
facilities and commercial paper	(9,392)	(353,540)
Dividends	(71,023)	(54,103)
Purchase of common stock for treasury	(100,096)	(61,251)
Excess tax benefits from share-based payments	312	1,157
Issuance of common stock under employee
stock option plans	584	12,953

Net cash used by financing activities	(179,615)	(454,784)
Effect of exchange rate changes on cash
and cash equivalents	16,270	828
Net (decrease) increase in cash and cash equivalents	(70,215)	71,613
Cash and cash equivalents:
At beginning of period	402,854	238,397

At end of period	$332,639	$310,010

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	March 30, 2008	April 1, 2007
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,017,218	$891,518
Buell® motorcycles	22,075	21,655
Parts & Accessories	181,942	188,235
General Merchandise	84,006	76,112
Other	1,072	1,355

	$1,306,313	$1,178,875

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	47,826	48,740
Export	24,042	19,021

Total	71,868	67,761

Motorcycle product mix:
Touring	26,435	21,802
Custom	29,072	30,768
Sportster®	16,361	15,191

Total	71,868	67,761

BUELL UNITS
Motorcycle shipments:
Buell	2,392	2,558

Retail Sales of Harley-Davidson Motorcycles
Year to Date March

	2008	2007
Total Worldwide Retail Sales of Harley-Davidson Motorcycles	66,561	70,533
North America Region	49,255	55,473
United States	46,572	53,426
Canada	2,683	2,047
Europe Region (Includes Middle East and Africa)	10,149	9,415
Europe*	9,075	8,686
Other	1,074	729
Asia Pacific Region	5,300	4,434
Japan	2,738	2,292
Other	2,562	2,142
Latin America Region	1,857	1,211

Data Source (subject to update)
Data source for all 2007 and 2008 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data
Data Through Month Indicated

	2008	2007
United States[1] (March)	93,155	108,337
Europe[2] (February)	47,764	39,785

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency.